Exhibit 99.1

Frontier Communications

401 Merritt 7

Norwalk, CT 06851

203.614.5600

www.frontier.com

Frontier Communications Corporation Declares Third-Quarter Dividends

NORWALK, Conn.,  July 29, 2015  – Frontier Communications Corporation  (NASDAQ: FTR) announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.105 per share of common stock, payable on September 30, 2015 to holders of record at the close of business on September 15, 2015.

The Board of Directors also declared a regular quarterly dividend on the 11.125% Mandatory Convertible Preferred Stock, Series A of $3.4611 per share, payable in cash on September 30, 2015 to holders of record at the close of business on September 15, 2015. This dividend is for the period since issuance through September 30, 2015.

About Frontier Communications
Frontier Communications Corporation (NASDAQ: FTR) offers broadband,  voice, video, wireless Internet data access, data security solutions, specialized bundles for residential customers, small businesses and home offices, and advanced communications for medium and large businesses in 28 states.  Frontier’s approximately 18,200 employees are based entirely in the United States.  More information is available at www.frontier.com.

INVESTOR CONTACT:	MEDIA CONTACT:
Luke Szymczak	Brigid Smith
Vice President, Investor Relations	AVP, Corp. Comm.
(203) 614-5044	(203) 614-5042
luke.szymczak@ftr.com	brigid.smith@ftr.com

###